Exhibit 10.27.1

Execution Copy

AMENDED AND RESTATED

RUN OFF SERVICES AND

MANAGEMENT AGREEMENT

among

AXA LIABILITIES MANAGERS,

AXA RE

and

PARIS RE

of June 5, 2006

as amended and restated on December 21, 2006

TABLE OF CONTENTS

AMENDED AND RESTATED RUN OFF SERVICES AND MANAGEMENT

AGREEMENT

-i-

AMENDED AND RESTATED RUN OFF SERVICES AND MANAGEMENT

AGREEMENT

This AMENDED AND RESTATED RUN OFF SERVICES AND MANAGEMENT AGREEMENT (this “Agreement”) is entered into on December 21, 2006, among AXA Liabilities Managers, a French société par actions simplifiée (“ALM”), AXA RE, a French société anonyme (“AXA_RE”), and PARIS RE, a French société anonyme formerly named Oudinot Fonction (“PARIS RE”). ALM, AXA RE and PARIS RE are referred to herein collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, AXA RE and PARIS RE Holdings Limited, a Bermuda holding company (“Purchaser”), have entered into the Stock Purchase Agreement, dated as of the date hereof (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Purchase Agreement”), whereby Purchaser agreed to purchase Shares of PARIS RE;

WHEREAS, AXA RE, PARIS RE, ALM and Purchaser have agreed to enter into the Master Agreement, to be dated as of the First Closing Date (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Master Agreement”); and

WHEREAS, as contemplated by the Master Agreement and the Purchase Agreement, the Parties entered into the Run Off Services and Management Agreement on June 5, 2006, and desire to amend and restate such agreement as herein set forth.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Reserve Agreement unless otherwise provided for herein.

“Accommodation Business” shall have the meaning ascribed thereto in the Issuance Agreement.

“Americas Affiliates” means AXA RE America Insurance Company and Risc Limited.

“Americas Claims” means claims under the Americas Policies to the extent such claims could result in Losses for which the Guarantor is liable under the Reserve Agreement.

“Americas Policies” means those contracts of reinsurance, policies of insurance, riders, binders and other evidences of insurance or reinsurance included in the Guaranteed Portfolio and issued by the Americas Affiliates and agreements of assumed reinsurance entered into by the Americas Affiliates (it being understood that the Americas Policies do not include the AXA Space Policies).

“Asia-Pacific & Monaco Affiliates” means AXA RE Asia-Pacific Pte. Ltd (including Labuan (Malaysia) Branch and Representative Office in India), AXA RE Services Japan Co. Ltd and Compagnie Générale de Reassurance de Monte Carlo.

“Asia-Pacific & Monaco Claims” means claims under the Asia-Pacific & Monaco Policies to the extent such claims could result in Losses for which the Guarantor is liable under the Reserve Agreement.

“Asia-Pacific & Monaco Policies” means those contracts of reinsurance, policies of insurance, riders, binders and other evidences of insurance or reinsurance included in the Guaranteed Portfolio and issued by the Asia-Pacific & Monaco Affiliates and agreements of assumed reinsurance entered into by the Asia-Pacific & Monaco Affiliates.

“AXA RE Claims” means claims under AXA RE Policies to the extent such claims could result in Losses for which the Guarantor is liable under the Reserve Agreement.

“AXA Latin” means AXA RE Latin America, Inc.

“AXA RE Policies” means those contracts of reinsurance, policies of insurance, riders, binders and other evidences of insurance or reinsurance included in the Guaranteed Portfolio and issued by AXA RE and agreements of assumed reinsurance entered into by AXA RE.

“AXA Space” means AXA Space Inc.

“AXA Space & Latin Claims” means claims under AXA Space & Latin Policies to the extent such claims could result in Losses for which the Guarantor is liable under the Reserve Agreement.

“AXA Space & Latin Policies” means those contracts of reinsurance, policies of insurance, riders, binders and other evidences of insurance or reinsurance included in the Guaranteed Portfolio and bound by AXA Space or AXA Latin and agreements of assumed reinsurance bound by AXA Space or AXA Latin.

“Canada Branch” means the Canada branch of AXA RE or the Canada branch of PARIS RE by which the Canada Policies will be reinsured, as the case may be.

“Canada Claims” means claims under the Canada Policies to the extent such claims could result in Losses for which the Guarantor is liable under the Reserve Agreement.

“Canada Life Policies” means life Policies issued by the Canada branch of AXA RE.

“Canada Policies” means those contracts of reinsurance, policies of insurance, riders, binders and other evidences of insurance or reinsurance included in the Guaranteed Portfolio and issued by the Canada Branch and agreements of assumed reinsurance entered into by the Canada Branch.

“Canadian Closing Date” shall have the meaning ascribed thereto in the Purchase Agreement.

“First Closing Date” shall have the meaning ascribed thereto in the Purchase Agreement.

“Guaranteed Portfolio” shall have the meaning ascribed thereto in the Reserve Agreement.

“Issuance Agreement” shall mean the issuance agreement of even date entered into between AXA RE and PARIS RE.

“Non-Guaranteed Claims” means all claims under the Serviced Policies (excluding the Canada Life Policies) other than the Americas Claims, the Asia-Pacific & Monaco Claims, the Canada Claims, the AXA RE Claims and the AXA Space & Latin Claims.

“Losses” shall have the meaning ascribed thereto in the Reserve Agreement.

“Policies” shall have the meaning ascribed thereto in the Reserve Agreement.

“Serviced Policies” means (i) the Policies that are included in the Guaranteed Portfolio and (ii) the Canada Life Policies.

ARTICLE II

APPOINTMENT AS SERVICE PROVIDER

Section 2.1 Appointment.

(a) AXA RE hereby irrevocably appoints ALM, as of the First Closing Date, to provide, and ALM hereby accepts such appointment and agrees to provide (subject to Section 2.3), the services described in Schedule 5.1.1 to this Agreement for the term specified and on the terms and conditions set forth in this Agreement (the “Services”) with respect to the AXA RE Policies, the Canada Life Policies and the Canada Policies (with respect to the Canada Claims) and the Asia-Pacific & Monaco Policies (with respect to the Asia-Pacific & Monaco Claims), including all Ceded Reinsurance.

AXA RE hereby irrevocably appoints ALM, as of the First Closing Date, to provide, and ALM hereby accepts such appointment and agrees to provide (subject to Section 2.3 of the Agreement), the additional services (the “Additional Services”) as described in Schedule 5.1.2 to this Agreement for the term specified and on the terms and conditions set forth in the Agreement, except as otherwise specified in Schedule 5.1.2, with respect to the Accommodation Business.

(b) PARIS RE hereby irrevocably appoints ALM, as of the First Closing Date, to provide, and ALM hereby accepts such appointment and agrees to provide, the Services with respect to the Americas Policies and the AXA Space & Latin Policies (with respect to the AXA Space & Latin Claims) and, as of the date the Canada Branch non-life businesses reinsured by PARIS RE and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Policies (with respect to the Canada Claims) and the Asia-Pacific & Monaco Policies (with respect to the Asia-Pacific & Monaco Claims), including all Ceded Reinsurance.

Section 2.2 Notices. As promptly as reasonably practicable after the First Closing Date, AXA RE and PARIS RE, with the cooperation of ALM, shall give written notice of ALM’s appointment to all ceding insurers under the Serviced Policies and to all reinsurers and retrocessionaires that are parties to the Ceded Reinsurance and to any Person who has submitted, prior to the First Closing Date, a claim in respect of a Loss. Such notice shall specify that ALM has been appointed by AXA RE or PARIS RE, as the case may be, to provide the Services with respect to Losses under such Serviced Policies and that all future dealings in respect of such Losses should be had directly with ALM (or such Delegated Service Provider as ALM may appoint under the terms of this Agreement).

Section 2.3 Personnel – Subcontractors. Subject to the provisions of Section 6.1, ALM agrees to maintain sufficient resources and personnel in order to provide or otherwise satisfy any reasonable request for the Services and the Additional Services. Notwithstanding this, ALM shall be entitled to delegate and/or subcontract, without AXA RE’s or PARIS RE’s prior consent, any part of the Services and the Additional Services to (i) any person if expressly contemplated by this Agreement, (ii) any external auditors, collection agencies (in respect of cash collection), adjusters, lawyers, experts (not including run off managers) or arbitrators, (iii) to any subsidiary or branch of ALM or (iv) with AXA RE’s and PARIS RE’s prior written consent (which consent shall not be unreasonably withheld), to any other party, including any Affiliate of ALM (other than any subsidiary or branch of ALM), (each such person, a “Delegated Service Provider”) and, upon such delegation or subcontracting, each such Delegated Service Provider shall be deemed appointed, to the extent applicable, by AXA RE and/or PARIS RE pursuant to Section 2.1.

Section 2.4 Existing Services Providers. AXA RE and PARIS RE, or ALM acting on their behalf pursuant to this Agreement, shall maintain in force and, if necessary, endorse and amend as appropriate any existing agreement by a party other than ALM or any Affiliate of ALM to provide services to AXA RE or PARIS RE in respect of the Serviced Policies, so as to confer the practical and other benefit of such services upon ALM and to enable ALM to provide the Services and the Additional Services under, and otherwise to give full effect to, this Agreement.

ARTICLE III

COMPLIANCE

Section 3.1 AXA RE Affiliates. AXA RE hereby agrees to procure that:

(a) prior to such time as the Canada Policies are reinsured by PARIS RE, the Canada Branch takes any and all actions required of it and performs, satisfies and fulfils any and all of its obligations under this Agreement; and

(b) prior to such time as the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, each of the Asia-Pacific & Monaco Affiliates takes any and all actions required of it and performs, satisfies and fulfils any and all of its obligations under this Agreement.

Section 3.2 PARIS RE Affiliates. PARIS RE hereby agrees to procure that:

(a) after such time as the Canada Policies are reinsured by PARIS RE, the Canada Branch takes any and all actions required of it and performs, satisfies and fulfils any and all of its obligations under this Agreement;

(b) after such time as the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, each of the Asia-Pacific & Monaco Affiliates takes any and all actions required of it and performs, satisfies and fulfils any and all of its obligations under this Agreement; and

(c) AXA Space, AXA Latin and each of the Americas Affiliates takes any and all actions required of it and performs, satisfies and fulfils any and all of its obligations under this Agreement.

ARTICLE IV

DELEGATION

Section 4.1 Delegation to Asia-Pacific & Monaco Affiliates. The Asia-Pacific & Monaco Affiliates shall, with respect to the Asia-Pacific & Monaco Policies and on the basis of subcontract or delegation in accordance with Section 2.3 hereof, provide the Services as reasonably directed or instructed by ALM in accordance with the standards set forth in Section 6.1. Upon the effectiveness of such subcontract or delegation, each of the Asia Pacific & Monaco Affiliates shall be deemed a Delegated Service Provider for purposes of this Agreement.

Section 4.2 Delegation to Canada Branch. The Canada Branch (which for these purposes shall be deemed to be the Canadian branch of PARIS RE as of the Canadian Closing Date) shall, with respect to the Canada Policies and on the basis of subcontract or delegation in accordance with Section 2.3 hereof, provide the Services as reasonably directed or instructed by ALM in accordance with the standards set forth in Section 6.1. Upon the effectiveness of such subcontract or delegation, the Canada branch of PARIS RE shall be deemed a Delegated Service Provider for purposes of this Agreement.

Section 4.3 Delegation to PARIS RE.

(a) ALM hereby subcontracts and delegates, as of the First Closing Date, to PARIS RE, and PARIS RE agrees to provide, with respect to the AXA Space & Latin Policies, the Services as reasonably directed or instructed by ALM. Upon the effectiveness of such subcontract and delegation, PARIS RE shall be deemed a Delegated Service Provider for purposes of this Agreement.

(b) ALM hereby subcontracts and delegates, from the First Closing Date until all Services subcontracted and delegated pursuant to this Section 4.3(b) are performed in full, to PARIS RE, and PARIS RE agrees to provide, with respect to the Serviced Policies, the Services listed on Schedule 4.3(b).

Section 4.4 Personnel. PARIS RE, the Asia-Pacific & Monaco Affiliates and the Canada Branch shall maintain sufficient resources and personnel in order to provide or otherwise satisfy any reasonable request for the Services.

Section 4.5 Right to Withdraw. Subject to Section 2.3, ALM shall have an unconditional right to withdraw, at any time and for whatever reason, any subcontract or delegation of the Services (including pursuant to Sections 4.1,4.2 and/or 4.3).

ARTICLE V

SERVICES TO BE RENDERED

Section 5.1 Scope of ALM Services and Additional Services. Subject to Article 4, the Services to be rendered by ALM with respect to all Serviced Policies, extending also to all dealings with the Ceded Reinsurance and salvage, subrogation or other recoveries arising with respect to such Serviced Policies are set forth in Schedule 5.1.1. The Additional Services to be rendered by ALM are set forth in Schedule 5.1.2.

Section 5.2 Scope of Delegated Services. The Services to be rendered by PARIS RE with respect to the AXA Space & Latin Policies, by the Canada Branch with respect to the Canada Life Policies and the Canada Policies and by the Asia-Pacific & Monaco Affiliates with respect to the Asia-Pacific & Monaco Policies, extending also to all dealings with related Ceded Reinsurance and salvage, subrogation or other recoveries arising with respect to any such Policies, are set forth in Schedule 5.1.1 or as otherwise reasonably instructed by ALM from time to time.

Section 5.3 Power in relation to Services and Additional Services. Except as otherwise set forth herein, ALM shall have full authority, discretion and power to act in the name and on behalf of AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space in connection with the performance of the Services and the Additional Services, including, without limitation, to investigate and/or settle claims relating to the Serviced Policies and all Ceded Reinsurance and to manage all commutations of the Serviced Policies and all Ceded Reinsurance. AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space shall execute and deliver, from time to time, such instruments evidencing ALM’s authority, discretion and power to act in the name and on behalf of AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space, respectively, as ALM may request. ALM shall have no authority to underwrite of accept any risk on behalf of any of AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin or AXA Space or to extend or renew the term of any Serviced Policy except where AXA RE, PARIS RE, the relevant Americas Affiliate, the relevant Asia-Pacific & Monaco Affiliate, the Canada Branch, AXA Latin or AXA Space, as applicable, is contractually obligated to grant such extension or make such renewal (except after consultations with relevant underwriters, where applicable (provided that such consultations shall not be deemed to confer any consent rights on such underwriters)).

ARTICLE VI

DUTIES AND UNDERTAKINGS OF THE PARTIES

In connection with the provision of the Services, the Parties shall have, perform and comply with the following respective duties and undertakings.

Section 6.1 Standard of Care, Licenses and Authorizations and Cooperation.

(a) ALM shall provide the Services in good faith and with reasonable skill and care, in accordance with the terms and conditions of the applicable Serviced Policies and consistent with applicable law and regulations. ALM shall maintain any licence, authorization, approval, consent or other regulatory requirement necessary for the purposes of entering into and giving effect to this Agreement.

(b) PARIS RE shall provide the Services in respect of the AXA Space & Latin Claims at ALM’s direction, in good faith and with reasonable skill and care, in accordance with the terms and conditions of the applicable AXA Space & Latin Policies, consistent with applicable law and regulations and as instructed by ALM from time to time. PARIS RE shall maintain any necessary licence, authorization, approval, consent or other regulatory requirement necessary for the purposes of entering into and giving effect to this Agreement.

(c) The Canada Branch shall provide the Services in respect of the Canada Life Policies and the Canada Policies and the Canada Claims at ALM’s direction, in good faith and with reasonable skill and care, in accordance with the terms and conditions of the applicable Canada Policies or Canada Life Policies, as the case may be, consistent with applicable law and regulations and as reasonably instructed by ALM from time to time. The Canada Branch shall maintain any necessary licence, authorization, approval, consent or other regulatory requirement necessary for the purposes of entering into and giving effect to this Agreement.

(d) The Asia-Pacific & Monaco Affiliates shall provide the Services in respect of the Asia-Pacific & Monaco Claims at ALM’s direction, in good faith and with reasonable skill and care, in accordance with the terms and conditions of the applicable Asia-Pacific & Monaco Policies, consistent with applicable law and regulations and as reasonably instructed by ALM from time to time. The Asia-Pacific & Monaco Affiliates shall maintain any necessary licence, authorization, approval, consent or other regulatory requirement necessary for the purposes of entering into and giving effect to this Agreement.

(e) AXA RE, PARIS RE, the Americas Affiliates, AXA Latin, AXA Space, the Canada Branch and the Asia-Pacific & Monaco Affiliates shall provide all support reasonably required to enable ALM to perform this Agreement, including, without limitation, in connection with (i) any claims handling or dispute resolution (including, without limitation, causing relevant personnel to testify or make depositions), (ii) investment back-office services and treasury services, (iii) accounting services and (iv) information technology systems.

(f) Notwithstanding anything to the contrary in this Agreement, ALM and its Delegated Service Providers shall process Non-Guaranteed Claims in full consultation with PARIS RE and shall provide PARIS RE with any information and documentation with respect to any such claim as reasonably requested by PARIS RE. PARIS RE shall have audit rights, to be exercised reasonably, with respect to the performance of ALM and the Delegated Service Providers in respect of Non-Guaranteed Claims. Neither ALM nor any of its Delegated Service Providers shall (i) settle any Non-Guaranteed Claim involving any loss in excess of (x) €500,000 in the case of any such claim under a facultative contract or involving one or more of Declaratory Judgment Expenses, Extra Contractual Obligations or Losses in Excess of Contract Limit or (y) €1,000,000 in all other cases, (ii) initiate litigation or arbitration proceedings with respect to any Non-Guaranteed Claim, (iii) make a final denial of any Non-Guaranteed Claim involving any loss in excess of €150,000, (iv) commute any policy or loss involving a Non-Guaranteed Claim or (v) take any action with respect to the Ceded Reinsurance applicable to the Non-Guaranteed Claims, except in the case of (i), (ii), (iii), (iv) or (v) with the prior written consent of PARIS RE, which consent shall not be unreasonably withheld or delayed.

(g) ALM shall provide the Services hereunder with respect to each Non-Guaranteed Claim in full consultation with PARIS RE including without limitation through consultation no less frequently than monthly between Appropriate Representatives of ALM and PARIS RE to discuss pending issues with respect to such claims including without limitation, claims activity, audit rights, changes to applicable Ceded Reinsurance and premium collection issues which may reasonably be expected to result in policy losses or actual damage to PARIS RE or its business reputation or prospects in excess of €1,000,000.

(h) Notwithstanding anything to the contrary in this Agreement, with respect to any Americas Claim, Asia-Pacific & Monaco Claim, Canada Claim, AXA RE Claim or AXA Space & Latin Claim, which may reasonably be expected to exceed (x) €500,000 in the case of any such claim under a facultative contract or involving one or more of Declaratory Judgment Expenses, Extra Contractual Obligations or Losses in Excess of Contract Limit or (y) €1,000,000 in all other cases, ALM’s and PARIS RE’s Appropriate

Representatives shall discuss, on a monthly basis, (A) such matters as settlement demands, denials or reservations of rights and the initiation or progress of litigation or arbitration proceedings, and (B) pending issues with respect to the related policies, including, without limitation, claims activity, the exercise of audit rights, changes to applicable Ceded Reinsurance, commutation proposals made in excess of €10 million and premium collection issues, in each case (A) and (B) to the extent such matter could reasonably be expected by either Party to have a material impact on the business reputation or prospects of PARIS RE.

(i) Notwithstanding anything to the contrary in this Agreement, neither ALM nor any Delegated Service Provider shall enter into a loss portfolio transfer (excluding, for the avoidance of doubt, any commutation transaction) to a party other than the relevant ceding company or other transaction having the effect of a loss portfolio transfer (excluding, for the avoidance of doubt, any commutation transaction) or effectuate a transfer of risk involving any of the Americas Policies, Asia-Pacific & Monaco Policies, Canada Policies (other than Canada Life Policies), AXA RE Policies or AXA Space & Latin Policies or any liability under any such policy without the prior written consent of PARIS RE.

(j) In each of the five (5) consecutive twelve (12) month periods following the First Closing Date, neither ALM nor any Delegated Service Provider shall effectuate commutations with respect to any Americas Claim, Asia-Pacific & Monaco Claim, Canada Claims, AXA RE Claim or AXA Space & Latin Claim or any Americas Policy, Asia-Pacific & Monaco Policy, Canada Policy (other than Canada Life Policies), AXA RE Policy or AXA Space & Latin Policy which cannot give rise to any Non-Guaranteed Claim, which in any case commute case reserves in excess of €100 million in the aggregate in any such twelve (12) month period, without the consent of PARIS RE unless mutually acceptable compensation is paid to PARIS RE in respect of lost investment income resulting from such commutations to the extent in excess of €100 million.

(k) For purposes of this Section 6.1, the “Appropriate Representatives” of each of ALM and PARIS RE shall be their respective CEOs, together with such senior claims or underwriting officers as they may deem appropriate.

Section 6.2 Access to Records and Underwriting Information. Promptly after the First Closing Date, AXA RE and PARIS RE shall (i) to the extent applicable, use their respective reasonable efforts to acquire possession of all records relating to the Serviced Policies, including underwriting files, claims files, and accounting, reserving or reporting information or other records, whether in paper or in electronic form (the “Serviced Policies Records”) and (ii) deliver to ALM originals of all Serviced Policies Records in their possession (or, if originals are not retrieved, executed copies), and following such delivery, ALM will grant access, or cause access to be granted, to such records as AXA RE, PARIS RE or their respective designees may reasonably require.

Section 6.3 Letters of Credit, Trust Accounts and other Security. AXA RE, PARIS RE, the Americas Affiliates, AXA Latin, AXA Space, the Canada Branch and the Asia-Pacific & Monaco Affiliates shall establish, maintain and if necessary increase or reduce in amount all letters of credit, trust accounts or other acceptable security (collectively, “Facilities”) and take such other reasonable actions as ALM, in the course of discharging its duties under this Agreement, may direct with respect to such Facilities, if and to the extent that any such Facility is required under the terms of any applicable Serviced Policy, any related arrangement or agreement, or applicable laws and regulations or consistent with the practices of AXA RE or its relevant reinsurance subsidiary or branch in effect prior to the First Closing Date with respect to the particular ceding insurer for whose benefit the Facility is being established.

Section 6.4 Bank Accounts and Treasury Functions. For the purposes of making all necessary payments, as advised and directed by ALM pursuant to this Agreement (and in accordance with the agreed payout guidelines), AXA RE, PARIS RE, the Americas Affiliates, AXA Latin, AXA Space, the Canada Branch and the Asia-Pacific & Monaco Affiliates shall continue to perform all banking, treasury or related functions, and accordingly to maintain appropriate bank accounts in the currencies covered by the AXA RE Policies, the Americas Policies, the AXA Space & Latin Policies, the Canada Policies, the Canada Life Policies and the Asia-Pacific & Monaco Policies.

Section 6.5 Information Technology.

(a) PARIS RE shall maintain or cause to be maintained and continue to provide access to AXA RE, ALM and their respective Affiliates to PARIS RE’s information technology systems (other than the “Sics” system), including, without limitation, the “Osiris” system (including its satellites “Pommard”, “Medoc”, “Petrus”, “Latour”, “Reporting” and “Statistics”) and other systems transferred to PARIS RE at or following the date hereof (each, an “IT System”), but only to the extent necessary for the provision of Services and Additional Services under this Agreement, as well as any reasonably requested technical support. The services provided by PARIS RE to AXA RE and ALM pursuant to this Section 6.5(a) shall be provided at no cost, except that AXA RE shall reimburse PARIS RE in respect of the on-going maintenance services provided pursuant to this Section 6.5(a) as set forth in Section 8.2. For purposes of this Agreement, “system” and “IT System” shall mean software only, and not hardware.

(b) Prior to the 5th anniversary of the First Closing Date, without the prior written consent of ALM (which consent shall not be unreasonably withheld), PARIS RE shall not, and shall cause its Affiliates not to, modify any IT System in a manner which would adversely affect the ability of AXA RE, ALM and their respective Affiliates to provide the Services and the Additional Services hereunder.

(c) After the 5th anniversary of the First Closing Date, PARIS RE may discontinue to maintain and provide access to any IT System; provided that, prior to such discontinuation of any IT System, PARIS RE shall (i) transfer and migrate, at PARIS RE’s cost, such discontinued IT System (including codes, title, licenses, all supporting documentation and data pertaining to Serviced Policies, in each case in condition reasonably satisfactory to ALM) to ALM or, upon a request from ALM, to an Affiliate of ALM (any such transfer and migration shall include, without limitation, rebuilding of interfaces and training of users) and (ii) procure that AXA RE, ALM and their respective Affiliates continue to have uninterrupted access to all IT Systems during such migration and until ALM or the respective Affiliate of ALM is able to operate such migrated IT System for the benefit of ALM or any Designated Service Provider; and provided, further, that promptly after the transfer and migration of such IT System, PARIS RE shall, and shall cause its Affiliates to, discontinue all use of such IT System. After such transfer and migration of any IT System, PARIS RE shall provide the transferee of such discontinued IT System with such access to information technology systems of PARIS RE or its Affiliates as may be necessary for ALM or any Designated Service Provider to provide Services or Additional Services hereunder.

(d) ALM shall have the right to request that PARIS RE perform any modification to or development of any IT System but only to the extent necessary for the provision of Services or Additional Services under this Agreement. ALM agrees to reimburse PARIS RE for all reasonable costs directly related to any such modification to or development of any IT System (other than in connection with on-going maintenance) performed by PARIS RE at such request.

ARTICLE VII

INTERIM UNDERTAKINGS

Section 7.1 Notice Preparation. As soon as practicable after the date hereof, AXA RE and PARIS RE shall prepare (using their commercially reasonable efforts and in coordination with ALM) the notices to be delivered pursuant to Section 2.2.

Section 7.2 Access. Following the date hereof, AXA RE and PARIS RE shall grant access, or cause access to be granted, to such records (including the Serviced Policies Records) and underwriting policies as ALM or its designee may reasonably require.

Section 7.3 Cooperation. Prior to the First Closing Date, AXA RE shall, to the extent permitted by the applicable laws and regulations, consult and cooperate with ALM and, at ALM’s request, shall cause their personnel to consult and cooperate with ALM, including, without limitation, with respect to accounting functions, corporate legal functions and claims management and underwriting procedures and policies, and provide support in connection with any claims handling or dispute resolution, including, without limitation, causing relevant personnel to testify or make depositions.

Section 7.4 Settlements; Claim Notification.

(a) Prior to the First Closing Date, without prior written consent of ALM, AXA RE shall not, and shall cause its reinsurance subsidiaries and branches not to, commence litigation with respect to or settle any claim in excess of EUR 1 million.

(b) Prior to the First Closing Date, AXA RE shall, and shall cause its reinsurance subsidiaries and branches to, promptly notify ALM of (i) any notice of litigation, arbitration or other proceeding that has been instituted and names any of AXA RE and its reinsurance subsidiaries and branches as a defendant or respondent, and (ii) any inquiry, complaint or notice of filing of a complaint with any Government Entity with respect to any denied claim, any claims handling procedures of or any other matter relating to AXA RE or any of its reinsurance subsidiaries and branches.

Section 7.5 Disclosure. Promptly after the date of this Agreement, AXA RE shall, and shall cause its reinsurance subsidiaries and branches to, disclose to ALM any Policy (or provision, amendment or supplement thereto) that (i) is not evidenced by an instrument executed by each of AXA RE (or its relevant reinsurance subsidiary or branch) and the relevant Cedant (e.g., unsigned Policies) and (ii) contains one or more provisions that differ materially from the standard reinsurance underwriting guidelines in effect on the date hereof.

ARTICLE VIII

REMUNERATION AND PAYMENTS

Section 8.1 Remuneration to AXA RE. AXA RE agrees that the consideration to AXA RE and its Affiliates for any and all services required to be provided by them to ALM and/or PARIS RE pursuant to this Agreement shall be considered fully paid by ALM and PARIS RE on the date hereof and none of AXA RE and its Affiliates shall be entitled to further payment after the date hereof for the provision of such services hereunder.

Section 8.2 Remuneration to PARIS RE.

(a) In consideration for any and all Services required to be provided by PARIS RE and its Affiliates to ALM and/or AXA RE in respect of the Policies pursuant to Section 4.3(b) of this Agreement, AXA RE agrees to pay to PARIS RE a quarterly fee equal to the costs incurred, consistent with ordinary course and past practice, in providing such Services. In consideration for any and all on-going maintenance services required to be provided by PARIS RE and its Affiliates to ALM and/or AXA RE pursuant to Section 6.5(a) of this Agreement, in respect of every consecutive twelve-month period from the First Closing Date until such time as the “Osiris” system is transferred to ALM or its Affiliate pursuant to Section 6.5(c), AXA RE agrees to pay to PARIS RE an annual flat fee of €50,000. For the avoidance of doubt, neither ALM nor AXA RE shall be required to make any payment hereunder in respect of (i) Services provided by PARIS RE or any of its Affiliates on a subcontracted or delegated basis pursuant to Sections 4.1,4.2 (other than in respect of Canada Life Policies) and 4.3(a) or (ii) additional support Services (other than pursuant to Sections 4.3(b) and 6.5) provided by PARIS RE in order to enable ALM to provide the Services hereunder.

(b) Payments of the quarterly fee pursuant to Section 8.2(a) shall be invoiced by PARIS RE to AXA RE no later than 10 Business Days after the end of the applicable quarter. The amount of fees set forth in such invoices shall be determined by PARIS RE, but shall be subject to review and approval by ALM or AXA RE, as applicable, and their respective representatives. Payments of the annual fee pursuant to Section 8.2(a) shall be invoiced by PARIS RE to AXA RE no later than 10 Business Days after the end of the applicable twelve-month period. AXA RE shall remit payment for the quarterly fee or the annual fee so invoiced by wire transfer of immediately available funds to the account specified in the invoice within 5 Business Days after receipt of the invoice. Any payments, other than payments in respect of services in connection with the Canada Life Policies, pursuant to this Section 8.2(b) shall be made in accordance with Section 6.04 of, as applicable, (i) the Quota Share Retrocession Agreement through adjustment of the Funds Withheld Balance and/or (ii) the Canadian Quota Share Agreement through adjustment of the Canadian Funds Withheld Balance.

(c) At least 30 days prior to the beginning of each calendar year (and with respect to 2006, within 10 days after the First Closing Date), PARIS RE shall deliver to ALM an annual budget showing the costs for which PARIS RE expects to be reimbursed pursuant to Section 8.2(a) during such calendar year. Each such annual budget shall be approved by ALM, subject to ALM’s reasonable satisfaction, within 15 days of its receipt by ALM. The Parties agree that the budget provided pursuant to this Section 8,2(c) shall not be binding on AXA RE, ALM or PARIS RE.

Section 8.3 Remuneration to ALM.

(a) In consideration for the Services provided by ALM pursuant to this Agreement for AXA RE, AXA RE agrees to pay to ALM a quarterly fee calculated on the basis set forth in Schedule 8.3(a) which shall not be settled by adjustment of the Funds Withheld Balance.

(b) In consideration for the Services provided by ALM pursuant to this Agreement for PARIS RE, PARIS RE agrees to pay to ALM a quarterly fee calculated on the basis set forth in Schedule 8.3(b). Any payments pursuant to the foregoing sentence shall be made in accordance with Section 6.04 of, as applicable, (i) the Quota Share Retrocession Agreement through adjustment of the Funds Withheld Balance and/or (ii) the Canadian Quota Share Agreement through adjustment of the Canadian Funds Withheld Balance.). In consideration for the Additional Services provided by ALM pursuant to this Agreement for PARIS RE, PARIS RE agrees to pay to ALM a quarterly fee calculated on the basis set forth in Schedule 5.1.2, and such quarterly fee shall be payable directly to ALM by PARIS RE.

(c) Payments of the quarterly fees pursuant to Sections 8.3(a) and 8.3(b) shall be invoiced by ALM to AXA RE and PARIS RE, as applicable, no later than 10 Business Days prior to the beginning of the applicable quarter. The amount of fees set forth in such invoices shall be determined by ALM and shall consist of (i) an estimated amount of fees payable in respect of the applicable quarter and (ii) a ‘true-up’ amount reflecting any difference between the estimated amount of fees and the actual amount of fees payable in respect of the quarter immediately preceding the quarter in which the respective invoice is issued, but shall be subject to review and approval, as applicable, by AXA RE or PARIS RE and their respective representatives. AXA RE and PARIS RE shall remit payment for their respective quarterly fee so invoiced by wire transfer of immediately available funds to the account specified in the invoice within 5 Business Days after receipt of the invoice.

(d) At least 30 days prior to the beginning of each calendar year (and with respect to 2006, within 10 days after the First Closing Date), ALM shall deliver to AXA RE an annual budget showing the costs for which ALM expects to be reimbursed by AXA RE pursuant to Section 8.3(a) during such calendar year. Each such annual budget shall be approved by AXA RE, subject to AXA RE’s reasonable satisfaction, within 15 days of its receipt by AXA RE. The Parties agree that the budget provided pursuant to this Section 8.2(c) shall not be binding on ALM.

(e) At least 30 days prior to the beginning of each calendar year (and with respect to 2006, within 10 days after the First Closing Date), ALM shall deliver to PARIS RE an annual budget showing the costs for which ALM expects to be reimbursed by PARIS RE pursuant to Section 8.3(b) during such calendar year. Each such annual budget shall be approved by PARIS RE, subject to PARIS RE’s reasonable satisfaction, within 15 days of its receipt by PARIS RE. The Parties agree that the budget provided pursuant to this Section 8.2(d) shall not be binding on ALM or PARIS RE.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by PARIS RE.

(a) PARIS RE (the “Indemnifying Party”) shall indemnify and hold harmless (without any limitations) AXA RE, ALM and their respective Affiliates and their respective officers and directors, employees, agents, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against all Indemnified Liabilities arising from (i) any fraud, willful misconduct or gross negligence of PARIS RE or any of its Affiliates or their respective directors, officers, employees or agents in connection with the performance of their respective obligations under this Agreement and (ii) a material breach of this Agreement by PARIS RE.

(b) Notwithstanding Section 9.1(a) above, AXA RE and ALM are expressly entitled to be indemnified and held harmless by PARIS RE under this Agreement against any Losses whatsoever and howsoever arising from any action taken by or any omission on the part of PARIS RE in exercise or support of its rights under Section 10.6 of this Agreement.

(c) Notwithstanding anything else in this Agreement, PARIS RE shall not be liable to and shall not be required to indemnify, pursuant to this Section 9.1 or otherwise, AXA RE or ALM in respect of any loss (including any Indemnified Liability) to the extent it results from any failure by AXA RE or ALM or any of their respective Affiliates or Delegated Service Providers (other than PARIS RE and its Affiliates) to provide any Services or Additional Services delegated or subcontracted, other than Services or Additional Services delegated to PARIS RE or its Affiliates, in accordance with the terms of this Agreement.

Section 9.2 Indemnification by AXA RE and ALM.

(a) ALM and AXA RE (each, an “Indemnifying Party”) shall indemnify and hold harmless (without any limitations) PARIS RE and its Affiliates and their respective officers and directors, employees, agents, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against all Indemnified Liabilities arising from (i) any fraud, willful misconduct or gross negligence of AXA RE or ALM or any of their Affiliates or their respective directors, officers, employees or agents in connection with the performance of their respective obligations under this Agreement and (ii) a material breach of this Agreement by AXA RE or ALM. The obligations of AXA RE and ALM under this Section 9.2 shall be joint and several.

(b) Notwithstanding anything else in this Agreement, ALM shall not be liable to and shall not be required to indemnify, pursuant to this Section 9.2 or otherwise, PARIS RE in respect of any loss (including any Indemnified Liability) to the extent it results from (i) any non-compliance by PARIS RE or any of its Affiliates with ALM’s written instructions made in compliance with this Agreement in connection with performance of any Services or Additional Services delegated or subcontracted hereunder or (ii) any failure by PARIS RE or any of its Affiliates to provide any Services or Additional Services delegated or subcontracted in accordance with the terms of this Agreement.

Section 9.3 Indemnified Liabilities. As used in this Article, “Indemnified Liabilities” means all losses, settlements, claims, actions, damages and liabilities, joint or several, judgments, debts, settlements, assessments, taxes (including any increase in tax liability due to a redetermination of tax attributes), penalties, costs and expenses (including reasonable attorneys’ fees and other costs of litigation, arbitration and settlement) suffered or incurred by an Indemnified Party in respect of any claim for which such Indemnified Party is entitled to indemnification pursuant to this Article IX, reduced by (i) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party, (ii) any payments in respect of such Indemnified Liabilities received from, or on behalf of, the Indemnifying Party pursuant to another Transaction Agreement (as defined in the Purchase Agreement) and (iii) any actual tax savings actually realized by the Indemnified Party as a result of such losses, settlements, claims, damages and liabilities, joint or several, judgments, debts, settlements, assessments, penalties, costs and expenses. If any such reduction is determined after payment by the Indemnifying Party of any amount otherwise required to be paid pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that such Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

Section 9.4 Indemnification Procedure. Any claim for indemnification under this Article IX shall be subject to the applicable indemnification procedure set out in the Master Agreement.

Section 9.5 Interruption in Services. Performance by any Party shall be suspended and such Party shall not be liable in damages or otherwise for any delay in performing or failure to perform its obligations under this Agreement if such delay or failure is caused in whole or part by force majeure, including acts of God, war or insurrection, strike, fire, flood, telecommunications or other electronic modes of communication or power interruption or failures, work stoppage, inability to obtain materials or any other event beyond the reasonable control of such Party.

ARTICLE X

LITIGATION; CLAIMS HANDLING

Section 10.1 Notice of Litigation Initiated by Others.

(a) AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space shall promptly notify ALM of (i) any notice of litigation, arbitration or other proceeding that has been instituted and names any of ALM, AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space as a defendant or respondent in connection with the Serviced Policies, and (ii) any inquiry, complaint or notice of filing of a complaint with any Government Entity with respect to any denied claim or any claims handling procedure in connection with the Serviced Policies, regardless of whether or not the claim was paid or denied, or with respect to any other matter relating to the Serviced Policies or the Ceded Reinsurance or the Services or Additional Services provided by ALM.

(b) ALM shall promptly notify AXA RE, PARIS RE of (i) any notice of litigation, arbitration or other proceeding that has been instituted and names any of AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space as a defendant or respondent in connection with the Serviced Policies, and (ii) any inquiry, complaint or notice of filing of a complaint with any Government Entity with respect to any denied claim or any claims handling procedure in connection with the Serviced Policies, regardless of whether or not the claim was paid or denied, or with respect to any other matter relating to the Serviced Policies or the Ceded Reinsurance or the Services or Additional Services provided by ALM.

Section 10.2 Litigation Summaries.

(a) ALM shall provide AXA RE in writing, on a quarterly basis and no later than ten days after the end of each applicable quarter, a summary report describing (i) any notice of litigation, arbitration or other proceeding that has been instituted and names any of AXA RE and, prior to such time as they are transferred to PARIS RE, the Canada Branch and the Asia-Pacific & Monaco Affiliates, as a defendant or respondent, and (ii) any inquiry, complaint or notice of filing of a complaint with any Government Entity with respect to any denied claim or any claims handling procedure in connection with the AXA RE Policies or, prior to such time as the Canada Branch and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Claims or the Asia-Pacific & Monaco Claims, regardless of whether or not the claim was paid or denied, or with respect to any other matter relating to the AXA RE Policies or, prior to such time as the Canada Branch and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Claims or the Asia-Pacific & Monaco Claims, or the related Ceded Reinsurance or the Services or the Additional Services provided by ALM. ALM shall, upon the request of AXA RE, promptly forward to it copies of all relevant pleadings, notices, demands, court filings or other documents received in connection with any such litigation, arbitration, proceeding, inquiry, complaint or other proceeding or matter. AXA RE shall reimburse ALM for the reasonable costs of making and forwarding such copies.

(b) ALM shall provide PARIS RE in writing, on a quarterly basis and no later than ten days after the end of each applicable quarter, a summary report describing (i) any notice of litigation, arbitration or other proceeding that has been instituted and names any of PARIS RE, the Americas Affiliates, AXA Latin or AXA Space, the Canada Branch and the Asia-Pacific & Monaco Affiliates as a defendant or respondent, and (ii) any inquiry, complaint or notice of filing of a complaint with any Government Entity with respect to any denied claim or any claims handling procedure in connection with the Americas Policies, the AXA Space & Latin Claims, the Canada Claims or the Asia-Pacific & Monaco Claims, regardless of whether or not the claim was paid or denied, or with respect to any other matter relating to the Americas Policies, the AXA Space & Latin Claims, the Canada Claims or the Asia-Pacific & Monaco Claims, or in each case the related Ceded Reinsurance or the Services or the Additional Services provided by ALM. ALM shall, upon the request of PARIS RE, promptly forward to it copies of all relevant pleadings, notices, demands, court filings or other documents received in connection with any such litigation, arbitration, proceeding, inquiry, complaint or other proceeding or matter. PARIS RE shall reimburse ALM for the reasonable costs of making and forwarding such copies.

Section 10.3 Conduct of Defense.

(a) ALM shall conduct the defense in the name and on behalf of AXA RE in any litigation, arbitration or regulatory proceeding brought against it with respect to the AXA RE Policies, the Canada Life Policies or the related Ceded Reinsurance. AXA RE shall pay the reasonable expenses of any litigation, arbitration or any regulatory proceeding or other matter with respect to the AXA RE Policies or the related Ceded Reinsurance.

(b) ALM shall, directly or through the relevant entity, conduct the defense in the name and on behalf of any of PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space in any litigation, arbitration or regulatory proceeding brought against any of them with respect to the Americas Policies, the AXA Space & Latin Claims, the Canada Claims and the Asia-Pacific & Monaco Claims, or the related Ceded Reinsurance. AXA RE shall cause the Canada Branch or the relevant Asia-Pacific & Monaco Affiliate, as applicable, to pay the reasonable expenses of any litigation, arbitration or any regulatory proceeding or other matter with respect to, prior to such time as the Canada Branch and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Claims or the Asia-Pacific & Monaco Claims, or the related Ceded Reinsurance. PARIS RE shall pay the reasonable expenses of any litigation, arbitration or any regulatory proceeding or other matter with respect to the Americas Policies, the AXA Space & Latin Claims or, after such time as the Canada Branch and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Claims or the Asia-Pacific & Monaco Claims, or the related Ceded Reinsurance.

Section 10.4 Support. AXA RE, PARIS RE, the Americas Affiliates, the Asia-Pacific & Monaco Affiliates, the Canada Branch, AXA Latin and AXA Space shall provide all reasonable support required (including making available all personnel for any consultation, deposition or other litigation support) to enable ALM to respond to or conduct the defense in any litigation, arbitration or any regulatory proceeding or other matter with respect to the Serviced Policies or the Ceded Reinsurance.

Section 10.5 Prior Notice of Litigation Initiated by ALM.

(a) ALM shall provide AXA RE with at least ten Business Days’ prior notice of its intention to commence or initiate any suit, arbitration or other formal proceeding against any person in the name or on behalf of any of AXA RE and, prior to such time as they are transferred to PARIS RE, the Canada Branch and the Asia-Pacific & Monaco Affiliates, with respect to any matter arising out of or related to the AXA RE Policies or, prior to such time as the Canada Branch and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Policies or the Asia-Pacific & Monaco Policies, or the Ceded Reinsurance.

(b) ALM shall provide PARIS RE with at least ten Business Days’ prior notice of its intention to commence or initiate any suit, arbitration or other formal proceeding against any person in the name or on behalf of any of PARIS RE, the Americas Affiliates, AXA Space, AXA Latin and, after such time as they are transferred to PARIS RE, the Canada Branch and the Asia-Pacific & Monaco Affiliates, with respect to any matter arising out of or related to the Americas Policies, the AXA Space & Latin Policies or, after such time as the Canada Branch and the Asia-Pacific & Monaco Affiliates are transferred to PARIS RE, the Canada Policies or the Asia-Pacific & Monaco Policies, or the Ceded Reinsurance. ALM shall provide with such notice a reasonable description of the basis for its proposed action and shall provide PARIS RE with a reasonable opportunity to consult and/or comment on ALM’s proposed action; provided that PARIS RE’s consent shall not be required with respect to any such action.

Section 10.6 PARIS RE’s Right to Participate in Claims. Notwithstanding the other terms of this Agreement, it is agreed that PARIS RE may require that ALM, acting on behalf of PARIS RE, take any of the following actions with respect to any Non-Guaranteed Claim involving future payments in excess of €1 million or more, even if any such action is contrary to the express written recommendation of ALM, provided that ALM’s proposed handling or adjustment of such claim or related loss is reasonably expected to cause (i) PARIS RE or any of its Affiliates to encounter actual material damage or (ii) material damage to the commercial reputation of PARIS RE or any of its Affiliates, and, in each case, the request by PARIS RE is made in writing and the reason for such request and the nature of the actions are reasonably specified:

(1) asserting or foregoing a defense to coverage available under a Serviced Policy;

(2) initiating or continuing court or arbitration proceedings;

(3) selecting a legal representative of PARIS RE or assuming from ALM the conduct of the defense (at PARIS RE’s own expense) of any suit, arbitration or other formal proceeding brought against PARIS RE or any of its Affiliates; and

(4) exercising a right under a Serviced Policy to cause a Cedant to take any of the actions specified in (1) and (2) above;

provided, further, that ALM shall not be bound by the provisions of this Section 10.6 unless, prior to ALM taking any of the actions set forth above, PARIS RE confirms in writing it will indemnify (on terms satisfactory to ALM, including a posting of collateral or such other security undertakings as may be commercially reasonable) ALM, AXA RE and their respective Affiliates for any liability ALM, AXA RE or any of their Affiliates may incur (including under the Reserve Agreement) as a result of ALM taking any such action.

ARTICLE XI

TERM AND TERMINATION

Section 11.1 Effectiveness and Termination. This Agreement shall become effective (i) with respect to Article VII, as of the date hereof, and (ii) with respect to all matters other than Article VII, as of the First Closing Date. This Agreement shall continue in force until the date when the earlier of (i) its termination by mutual agreement of the Parties and (ii) its termination pursuant to Section 11.2.

Section 11.2 Material Breach. If AXA RE or PARIS RE breaches any material obligation under the Agreement and has failed to cure such breach within 30 days following receipt of a written notice of such breach by ALM, then ALM may terminate this Agreement by giving a written notice of termination to AXA RE and PARIS RE. Such notice of termination shall specify the grounds for termination and designate the date on which termination of this Agreement shall be effective, which date shall not be less than 20 days after the date such notice is deemed to have been given.

Section 11.3 No Prejudice. Termination of this Agreement shall be without prejudice to accrued rights and obligations accrued hereunder prior to the effective date of termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Payments. Should any payment hereunder by any Party become due and payable on a non-business day such payment shall be made on the next succeeding business day.

Section 12.2 Modification; Waiver. This Agreement may be modified in any manner and at any time only by a duly authorized written instrument executed by an executive officer of each of the Parties hereto. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Any of the terms and conditions of this Agreement may be waived at any time by AXA RE, PARIS RE or ALM by the duly authorized writing of the Party entitled to the benefit of such term or condition. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or non-fulfillment on a future occasion. Unless expressly provided otherwise herein, all remedies, whether under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 12.3 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Except as expressly provided herein, this Agreement shall not be assignable in whole or in part by any Party hereto without the prior written consent of the other Parties hereto.

Section 12.4 Headings. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

Section 12.5 Further Assurances. The Parties shall execute all documents, do all other things and take all other steps reasonably necessary to give full effect to this Agreement.

Section 12.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 12.7 Schedules. All Schedules to this Agreement are deemed to be integrated in and to form part of this Agreement in the form and substance from time to time agreed upon between the Parties concerned in writing.

Section 12.8 Entire Agreement. This Agreement, together with the Purchase Agreement, the Master Agreement and the other Ancillary Agreements, including, for the avoidance of doubt, to which they are a party, constitutes the entire agreement of the Parties with respect to its subject matter and shall supersede all previous agreements and understandings, representations and discussions, written or oral, including without limitation the “Convention de gestion de portefeuille de contrats de reassurance” between AXA RE and ALM, dated April 28, 2003, which shall terminate upon the execution of this Agreement and be of no further force and effect.

Section 12.9 No Third-Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

Section 12.10 Conflicts. To the extent any term or provision of the Purchase Agreement, or any other document or other agreement executed in connection with the Purchase Agreement, is in conflict with any term or provision of this Agreement or any Schedule hereto, the terms and provisions of this Agreement and the Schedules hereto shall govern solely to the extent of any such conflict. To the extent any term or provision of this Agreement is in conflict with any term or provision of any Schedule hereto, the terms and provisions of the Schedules hereto shall govern solely to the extent of any such conflict.

ARTICLE XIII

GOVERNING LAW, DISPUTE RESOLUTION

Section 13.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of France and without giving effect to conflicts of law principles.

Section 13.2 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the breach, termination or invalidity thereof (each, a “Dispute”), shall initially be submitted for resolution pursuant to the applicable provisions of the Master Agreement.

Section 13.3 Jurisdiction. Subject to Section 13.2, all Disputes shall be subject to the exclusive jurisdiction of the competent courts within the jurisdiction of the court of appeals of Paris.

[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AXA RE

By:
Title:

AXA LIABILITIES MANAGERS

By:
Title:

PARIS RE

By:
Title:

SCHEDULES

Schedule 4.3(b) – Services Delegated to PARIS RE on Temporary Basis

PARIS RE shall provide, with respect to the Serviced Policies and the Serviced Business (as defined in the Claims Management and Services Agreement), the following Services:

(A) Statutory and Consolidated Accounting. PARIS RE shall prepare the statutory accounts and the consolidated accounts and perform all related activities (including, without limitation, tax returns, statutory returns and any required Sarbanes-Oxley Act reports) up to and including the year-end accounts for 2006. In preparation of the statutory accounts, PARIS RE shall comply with all applicable French laws and regulations. In preparation of the consolidated accounts for standalone entities, PARIS RE shall comply with all applicable French laws and regulations. In preparation of the consolidated accounts for AXA group contribution, PARIS RE shall comply with the applicable AXA group instructions. All statutory and consolidated accounting services shall be provided under control of, and subject to instructions from, ALM.

Schedule 5.1.1 – Services

ALM shall provide the Services referred to below, subject to Section 6.1 and other applicable provisions of this Agreement, in respect of all AXA RE Policies (with respect to all claims thereunder), Americas Policies (with respect to all claims thereunder), AXA Space & Latin Policies (with respect to all claims thereunder), Canada life Policies and Canada Policies (with respect to the Canada Claims) and Asia-Pacific & Monaco Policies (with respect to the Asia-Pacific & Monaco Claims), including, in each case, all dealings with the Ceded Reinsurance and salvage, subrogation or other recoveries arising under the Serviced Policies, whether before or after January 1, 2006, the performance of which shall be binding on AXA RE, PARIS RE and their respective reinsurance subsidiaries and branches subject to the other terms of this Agreement:

(A) Policy Administration. Policy administration, including the giving and receiving of all notices and reports required or permitted or as may be given or received in the ordinary course of the administration of the Serviced Policies, including, without limitation, filing reports with applicable insurance authorities; review, agreement and signing of all endorsements or amendments to all Serviced Policies (after consultations with relevant underwriters, where applicable (provided that such consultations shall not be deemed to confer any consent rights on such underwriters)) as may be necessary in connection with the administration of the Serviced Policies.

(B) Administration of Ceded Reinsurance. Administration of all Ceded Reinsurance, including review, agreement and signing of any slips, facultative certificates, treaty wordings, addenda, endorsements and amendments; including commutations and matters relating to insolvency of any retrocessionaire.

(C) Claims Handling, Settlements and Commutations. Claims handling services, including adjustment, agreement and settlement of claims; the securing, for the said purposes, of sufficient documentation as deemed appropriate by ALM concerning claims arising from the Serviced Policies; establishing appropriate outstanding or known case reserves in respect of reported losses; audits of cedants (subject to 5-day prior notice to PARIS RE). Exercising rights to defend or associate in the defense of claims, and defense or pursuit of legal, arbitration and alternative dispute resolution procedures and proceedings. Appointment of external auditors, collection agencies, adjusters, lawyers, experts, arbitrators, etc. Commutations of the Serviced Policies as ALM shall determine to be appropriate.

(D) Salvage and Subrogation. Pursuit of subrogation and salvage or other recoveries and participating in any scheme to minimize and/or avert loss.

(E) Retrocession Recoveries. Retrocession recovery services, including the identification, documentation, evaluation and assertion, billing and collection of amounts due under the terms of any Ceded Reinsurance. Where necessary, the commencement, continuation, defense, compromise, settlement, withdrawal or abandonment of any action, suit arbitration or other proceeding related to such recovery effort.

(F) Reporting. Prepare and provide such quarterly reports as are contemplated by the Reserve Agreement and, until the third anniversary of the First Closing Date, as may be reasonably requested by the Joint Advisory Committee (as defined in the Master Agreement).

(G) Technical and Fiduciary Accounting. All processing functions; processing of instructions for payment of premiums, claims or losses, commissions and other deductions and the administration of refunds, returns and adjustments; reconciliation to cedants; intercompany reconciliation; credit control; data control.

(H) Actuarial. Calculating incurred but not reported losses (IBNR) reserves and cooperating with AXA RE in establishing or revising reserves, including after scheduled periodic review; making or evaluating commutation proposals. The Canada branch of PARIS RE will provide the appointed actuary and Chief Agent to the Canada branch of AXA RE.

(I) Collections. Collecting premiums and transmitting payment of any related return premiums, collecting and transmitting claim payments owed and collecting and transmitting any other monies owed with respect to all Serviced Policies (except in respect of claims not subject to this Agreement).

(J) General Accounting. Prepare the statutory and consolidated accounts of AXA RE (this Service is limited to AXA RE only) and its Canada branch.

(K) Tax. Preparation of all required tax returns of AXA RE (this Service is limited to AXA RE only) and its Canada branch.

(L) Corporate Legal Functions. Managing any matters relating to the legal administration of AXA RE, including but not limited to regulatory and licensing issues, and claims and proceedings; drafting of wordings, slips, contracts, agreements and other documents with legal consequences (this Service is limited to AXA RE only).

(M) Administration of Letters of Credit and Deposits. The services set forth in Section 6.3 hereof.

(N) Excluded Services. Notwithstanding anything to the contrary herein, ALM shall not provide the following services: (1) asset management, (2) maintenance, management, and development of information and IT systems, (3) investment back-office functions, and (4) treasury functions, including the maintenance of bank accounts. Notwithstanding the foregoing, the Canada branch of PARIS RE will provide the services listed in the preceding sentence to the Canada branch of AXA RE.

Schedule 5.1.2 – Additional Services

ALM shall provide the Additional Services to PARIS RE for Accommodation Business (as defined under the Issuance Agreement) and Policies issued by AXA RE in Paris in 2006 (collectively the “Additional Business”) under the terms and conditions set forth below, subject to the other terms of this Agreement:

(O) Scope of Additional Services: fiduciary accounting services with respect to the Additional Business, including:

(1) All processing functions; processing of instructions for payment of premiums, claims or losses, commissions and other deductions and the administration of refunds, returns and adjustments; reconciliation to cedants; intercompany reconciliation; credit control; data control.

(2) Management of letters of credit (LOCs)

(3) Collection of Minimum Deposit Premium (also known as PMD)

(4) Collection of other receivables

(5) Processing brokers’ statements of accounts

(6) Processing letters of credit and draw downs

(P) Duration: This Schedule shall have effect from the 1st January 2007 and shall remain in force for a period of 5 years.

(1) After the one year anniversary of this Schedule, any party may terminate this Schedule upon giving a written notice to the other party.

(2) On occurrence of an Event of Default the affected party shall have the right to terminate this Schedule upon giving a 6-month prior written notice of termination.

(3) Any one of the following events or circumstances shall be deemed an Event of Default:

(i) ALM fails to observe or perform any material obligation under this Schedule (including without limitation failure to achieve 50% of KPI (b), (d) and (f)), and in the case of a failure capable of being remedied does not remedy such failure to the reasonable satisfaction of PARIS RE within 90 days after being given notice to do so by PARIS RE; or

(ii) PARIS RE fails to observe or perform any material obligation under this Schedule, and in the case of a failure capable of being remedied does not remedy such failure to the reasonable satisfaction of ALM within 90 days after being given notice to do so by ALM; or

(Q) Consequences of termination:

(1) ALM shall stop supplying the Additional Services:

(a) 12 months after termination notice has been served in accordance with clause P (1) or

(b) 6 months after termination notice has been served in accordance with clause P (2) or

(c) at such other date as may be agreed between the Parties to enable business in hand at the date of termination to be satisfactorily completed.

(2) PARIS RE shall pay to ALM all arrears of the Fees and any other sums due pursuant to this Schedule through the date on which ALM stops supplying the Additional Services pursuant to Clause Q (1) of this Schedule.

(R) Reporting from ALM: ALM to prepare and provide monthly report on the basis of the format of the “Faits Marquants” report.

(S) Service level: ALM shall provide the Additional Services in good faith, with reasonable skill and care and in a manner consistent with applicable law and regulations.

(T) Remuneration: In consideration for the provision of the Additional Services, PARIS RE shall pay to ALM an Annual Fee equal to the aggregation of the actual costs and expenses (direct and indirect) incurred by ALM in furnishing the Additional Services plus a Service Fee and a Performance Fee (together the ‘Fees’). The Fees are payable quarterly and shall be notified by ALM to PARIS RE by invoice. PARIS RE shall within ten days of receipt of the invoice, make payment of the amounts specified.

(1) Annual Fee

(i) The Annual Fee for the year 2007 will be equal to 900,000 € excluding VAT

(ii) The Parties agree that fixed costs incurred by AXA LM in providing the Additional Services are deemed to evolve over time and have agreed to actualize accordingly the Annual Fee by applying a factor equal to the French Consumer Price Index (CPI) all Households excluding Tobacco (Indice des Prix à la Consommation séries hors Tabac, Ensemble des Ménages) as published in the Journal Officiel of the French Republic. Base factor for November 2006 is 113,33.

(iii) In consideration for the contemplated decrease of activity, for each subsequent year the Annual Fee shall be multiplied by a Decrease Rate equal to the number of technical balances created in connection with each underwriting year divided by the number of technical balances created in connection with the preceding year. For the avoidance of doubt the Parties agree that the number of technical balances through November 30th 2006 for policies issued in 2006 is 14215.

(iv) For the sake of clarity, at the end of the first quarter 2008 (“2008Q1”), AXA LM shall issue an invoice for an amount to be calculated as follows:

2008Q1 = (900,000/4) x (1+Variation of CPI) x DR

In this example, DR is equal to:

Number of technical balances created at the end of 2008Q1 [(total number of technical balances created in 2007)/4]

(2) In addition to the Annual Fee PARIS RE has agreed to pay to ALM a fixed Service Fee equal to 14 % of the Annual Fee and a Performance Fee based on six Key Performance Indicators (KPIs) which are described below and set out the performance target to be achieved by ALM.

(i) KPIs

(a)	Level of collection of PMD within 3 months of due date: average of 90 % in amount of premiums per quarter

(b)	Level of collection of PMD within 3 months of due date: average of 98 % in amount of premiums per year

(c)	Level of collection of other receivables within 3 months of due date: average of 80 % in amount of premiums per quarter

(d)	Level of collection of other receivables within 3 months of due date: average of 90 % in amount of premiums per year

(e)	Processing time on statements of accounts for all major brokers (as defined in the list indicated below in clause V): 15 business days

(f)	Processing time on letter of credits draw downs and establishment: within ten business days (Processing time means the number of business days between date of notification of draw down or creation by cedant/broker and the date of actual draw down or creation of letter of credits)

(ii) Calculation of the Performance Fee

The Performance Fee shall be of 1 % of the Annual Fee in connection with each KPI provided always that:

(a)	ALM must achieve at least 85 % of the target KPI in order to be eligible for a Performance Fee for that KPI

(b)	Performance between 85 and 100 % of the target KPI entitles ALM to the similar number of basis points for the applicable KPI (e.g. when performance reaches 92 % of the KPI, 92 bp are attributed for the applicable KPI)

(c)	The Performance Fee may not exceed 6 % per year

For the sake of clarity, it is reminded that one basis point (bp) equals to one hundredth of a percent (0.01%).

(U) Access to books and records: ALM shall provide PARIS RE with reasonable access (during normal business hours, without undue disruption to the business of ALM) on an ongoing basis to books, records, documents, data and information relevant to Additional Services and to verify the satisfaction of KPI in respect of this Schedule.

(V) List of Major Brokers

MARSH

GUY CARPENTER

WILLIS LTD

AON RE

BENFIELD

HEATH

JLT RE

TOWERS PERRIN

D.M CLAYTON

Schedule 8.3(a) – Calculation of Fee Payable by AXA RE

Fees payable by AXA RE to ALM in respect of Services pursuant to Section 8.3(a) shall be charged at ALM’s cost plus 10% margin.

The determination of ‘costs’ will be made based on the following principles:

1. The total costs charged shall reflect the sum of the costs of all departments determined as follows: (the “total cost of each department”) x (the “percentage of the time” of such department spent on the Services for which a remuneration is provided for pursuant to Section 8.3(a)).

2. The “total cost of each department” shall mean all costs directly incurred or indirectly allocated to each department. Direct costs include, but are not limited, to the employment cost of the personnel working in the relevant department. Indirect costs include, but are not limited to, the share of the occupancy costs, IT costs and other overhead costs allocated to each department.

3. The “percentage of time” shall be calculated based on declaration of time spent by the personnel of the relevant department to provide Services that should be remunerated pursuant to Section 8.3(a). Such declared time shall then be divided by the total time worked by the personnel of the relevant department during the applicable period in order to obtain the percentage.

Schedule 8.3(b) – Calculation of Fee Payable by PARIS RE

Fees payable by PARIS RE to AIM in respect of Section 8.3(b) shall be charged at ALM’s cost.

The determination of ‘costs’ will be made based on the following principles:

1. The total costs charged shall reflect the sum of the costs of all departments determined as follows: (the “total cost of each department”) x (the “percentage of the time” of such department spent on the Services for which a remuneration is provided for pursuant to Section 8.3(b)).

2. The “total cost of each department” shall mean all costs directly incurred or indirectly allocated to each department. Direct costs include, but are not limited, to the employment cost of the personnel working in the relevant department. Indirect costs include, but are not limited to, the share of the occupancy costs, IT costs and other overhead costs allocated to each department.

3. The “percentage of time” shall be calculated based on declaration of time spent by the personnel of the relevant department to provide Services that should be remunerated pursuant to Section 8.3(b). Such declared time shall then be divided by the total time worked by the personnel of the relevant department during the applicable period in order to obtain the percentage.